Exhibit 99.(k)(1)

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated June 16, 2026, is between HB Wealth Credit Opportunities Fund (the “Fund”), a Delaware statutory trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.

Background

The Fund is a closed-end management investment company registered or to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and it desires that Ultimus perform certain services. Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.            Retention of Ultimus

The Fund retains Ultimus to provide the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

☒	Fund Accounting Addendum

☒	Fund Administration Addendum

☒	Transfer Agent and Shareholder Servicing Addendum

2.            Allocation of Charges and Expenses

2.1.          Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Fund who are affiliated persons of Ultimus, except when such person is serving as the Fund’s chief compliance officer.

2.2.          The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated under this Section 2, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and repurchasing shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of officers, directors, managers and trustees (as applicable) of the Fund who are not affiliated persons of Ultimus or the investment adviser(s) to the Fund; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Fund.

3.            Compensation

3.1.         The Fund shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.          If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Fund shall promptly pay Ultimus’ compensation for the preceding month.

3.3.          In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.          In the event that any fees are disputed, the Fund shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Fund documentation which reasonably supports the disputed charges.

4.            Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Fund agrees to reimburse Ultimus for its actual reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.	Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Fund’s Board (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund;

4.3.	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund’s investment adviser(s) or custodian, counsel for the Fund, counsel for the Fund’s independent Board members, the Fund’s independent accountants, dealers or others as required for Ultimus to perform the Services;

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4.4.	The cost of obtaining secondary security market quotes and any securities data, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data;

4.5.	The cost of electronic or other methods of storing records and materials;

4.6.	All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Fund;

4.7.	Any expenses Ultimus shall incur at the direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes;

4.8.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”);

4.9.	A reasonable allocation of the cost of GainsKeeper® software, used by Ultimus to track wash loss deferrals for both fiscal (855) and excise tax provisioning; and

4.10.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.            Maintenance of Books and Records; Record Retention

5.1.	Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.	Ownership of Records

A.	Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Fund.

B.	Ultimus agrees to provide the Client Records to the Fund, at the expense of the Fund, upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

C.	Ultimus agrees to furnish to the Fund, at the expense of the Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Fund or, upon the written request of the Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Fund with copies as soon as reasonably practical after the termination.

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5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.	If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek, at the expense of the Fund, an appropriate protective order.

6.             Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall use due care in selecting such subcontractor and shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor. Upon engagement of a subcontractor, Ultimus shall, within a reasonable time frame, notify the Fund of such arrangement.

7.             Effective Date

7.1.	This Agreement shall become effective as of the date first above written (the “Agreement Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum.

8.             Term

8.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of four (4) years from the date first above written (the “Initial Term”).

8.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.	Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

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(3)	a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)	the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect;

(5)	liquidation of the Fund.

B.	Out-of-Scope Termination. If the Fund demands services that are beyond the scope of this Agreement and/or the Fund’s investment strategy, structure, holdings, or other aspects of the Fund’s operations deviate in any material respect from those Ultimus understood to exist during the initial due diligence and onboarding stage, such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or otherwise, beyond what was originally anticipated by Ultimus (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, Ultimus may terminate this Agreement upon not less than 90 days’ prior written notice.

C.	End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 120 days prior to the end of the Initial Term or then-current Renewal Term.

D.	Early Termination. Any termination of this Agreement in whole or in part other than termination under Section 8.3.A-C is deemed an “Early Termination.” Upon the occurrence of an Early Termination, the Fund shall be subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

8.4.	No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

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9.	Additional Classes of Shares. The Fund has established two classes of shares. In the event that the Fund establishes additional classes of shares after the Agreement Effective Date, each such class of shares shall become, at the discretion of the Fund and Ultimus, a class of shares of the Fund under this Agreement and shall be added to the applicable Fee Letter(s) as appropriate.

10.	Standard of Care; Limits of Liability; Indemnification

10.1.	Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following provided that Ultimus has acted in accordance with the standard of care set forth above:

(1)	performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Fund’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing the Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties;

(5)	any error, action or omission by the Fund or other past or current service provider; and

(6)	any failure to properly register the Fund’s shares in accordance with the Securities Act or any state blue sky laws.

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B.	Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s independent Board members, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.	A copy of the Fund’s formation document is on file with the Secretary of State (or equivalent authority) of the state in which the Fund is organized, and notice is hereby given that this instrument is executed on behalf of the Fund and not the Managers, Directors or Trustees (as applicable) of the Fund individually and that the obligations of this instrument are not binding upon any of the Managers, Directors, Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

D.	Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, the Fund’s investment adviser or any of the Fund’s other service providers until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.	To the maximum extent permitted by law, the Fund agrees to limit Ultimus’ liability for the Fund’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 24-month period or, if this Agreement has been in effect for less than 24 months at the time of liability, then the most recent one-month period multiplied by 24. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.	In no event shall either party be liable to the other party for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties (including, without limitation, any investment adviser to the Fund) for use in delivering Ultimus’ Services to the Fund and Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

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10.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A; provided, however, that the Fund shall not have any obligation to indemnify Ultimus hereunder for any Losses that arise out of Ultimus’ willful misfeasance, bad faith or gross negligence.

C.	Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.	The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

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11.            Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. Reasonably foreseeable breaches resulting from a breach of Section 13.3 will not be deemed hereunder to be beyond the reasonable control of Ultimus.

12.            Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, limited liability company, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)	To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

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12.2.	Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It shall use commercially reasonable efforts to cause its investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Fund to cooperate with Ultimus and to provide it with such information, data, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Fund or the investment adviser(s) or any other service provider to the Fund is/are unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services and will not be responsible for such failure.

(B)	The Fund’s organizational documents, registration statement and prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(C)	Each of the employees of Ultimus that serves or has served at any time as an officer of the Fund, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Fund’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Fund’s formation document and Bylaws regarding indemnification of its officers. The Fund shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(D)	Any officer of the Fund shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

13.            Insurance

13.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

13.3.	Business Continuity Plan. At all times in connection with its actual or required performance of the Services hereunder, Ultimus shall maintain a Business Continuity Plan (the “Plan”) and implement such Plan in the event of any unplanned interruption of the Services.

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14.            Information Provided by the Fund

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish to Ultimus the following:

(A)	copies of the Fund’s formation document and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Fund’s Bylaws and any amendments thereto;

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder;

(D)	a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Fund’s registration statement and all amendments thereto filed with the SEC;

(F)	the Fund’s notification of registration under the Investment Company Act;

(G)	the Fund’s current prospectus and statement of additional information;

(H)	an accurate, current list of shareholders of the Fund showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(I)	copies of the current plan of distribution adopted by the Fund under Rule 12b-1 under the Investment Company Act, if applicable;

(J)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the Fund;

(K)	copies of the current underwriting agreement for the Fund;

(L)	contact information for the Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(M)	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the Investment Company Act.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish to Ultimus any amendments to the items listed in Section 14.1.

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15.            Compliance with Law

The Fund assumes full responsibility for the preparation, contents, and distribution of its prospectus and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

16.            Privacy and Confidentiality

16.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

16.2.	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3.	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

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(B)	Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information, and in no event less than a commercially reasonable standard of care, to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)	Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(3)	Additionally, Ultimus may provide Confidential Information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies, so long as the information is anonymized (i.e., the Fund’s name is not used in, or provided with, such Confidential Information);

(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information; and

(5)	The Receiving Party shall be responsible for any disclosure of Confidential Information by its agents, contractors, subcontractors, and licensees as if it was its own disclosure.

16.4.	Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.          Press Release

Within the first 60 days following the Agreement Effective Date, the Fund agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Fund’s written consent prior to publication of such release, which consent shall not be unreasonably denied by the Fund.

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18.            Non-Exclusivity

The services of Ultimus rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.            Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Delaware, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

20.            Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address. Any requirement to provide written notice under this Agreement may be satisfied by providing notice via e-mail.

20.1.	If to the Fund:

HB Wealth Credit Opportunities Fund

Attn:

60 East 42nd Street,

26th Floor,

New York, NY 10165

Email:

with a copy to:

Dechert LLP

Attn: Richard Horowitz

1095 6th Avenue

New York, NY 10036

Email: richard.horowitz@dechert.com

20.2.	If to Ultimus:

Ultimus Fund Solutions, LLC
Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Email: legal@ultimusfundsolutions.com

HB Wealth Credit Opportunities Fund Ultimus Master Services Agreement
June 16, 2026	Page 14 of 17

21.            General Provisions

21.1.	Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.	Conflicts. In the event of any conflict between this Agreement and any appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend, modify, or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments.

(A)	Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Fund because of reorganization, recapitalization, or change of domicile.

(C)	Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Fund at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.	Governing Law. This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

HB Wealth Credit Opportunities Fund Ultimus Master Services Agreement
June 16, 2026	Page 15 of 17

21.8.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

HB Wealth Credit Opportunities Fund Ultimus Master Services Agreement
June 16, 2026	Page 16 of 17

The parties duly executed this Agreement as of June 16, 2026.

	HB Wealth Credit Opportunities Fund		Ultimus Fund Solutions, LLC

By:	/s/ Indira Mahadeo	By:	/s/ Gary Tenkman
Name:	Indira Mahadeo	Name:	Gary Tenkman
Title:	Treasurer, Principal Financial Officer and Principal Accounting Officer	Title:	Chief Executive Officer

HB Wealth Credit Opportunities Fund Ultimus Master Services Agreement
June 16, 2026	Page 17 of 17

Fund Accounting Addendum

for

HB Wealth Credit Opportunities Fund

This Fund Accounting Addendum, dated June 16, 2026, is between HB Wealth Credit Opportunities Fund (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated June 16, 2026 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Fund Accounting Services

1.            Performance of Accounting Services

Ultimus shall perform the following accounting services for the Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable and/or have been subject to override by the Fund’s investment adviser, then obtain such prices from the Fund’s investment adviser or its designee;

1.3.	periodically verify and reconcile the Fund’s cash position with the Funds’ custodian, it being understood and agreed that Ultimus will be provided direct, electronic access to such information from the Fund’s custodian;

1.4.	periodically verify and reconcile the Fund’s non-cash assets with the applicable third-party(ies) holding the same, it being understood and agreed that Ultimus will obtain the information needed to perform such verification and reconciliation directly from the applicable third party(ies);

1.5.	compute, as applicable, the Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.6.	accrue income of the Fund based upon income estimates obtained from independent pricing services, or if such income estimates are unavailable, then upon income estimates obtained from the Fund’s investment adviser or its designee;

1.7.	record investment trades received in proper form from the Fund or its authorized agents;

1.8.	calculate Fund expenses based on instructions from the Fund’s administrator or entity approved by the Board;

1.9.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;

1.10.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

HB Wealth Credit Opportunities Fund
Fund Accounting Addendum	Page 1 of 4

1.11.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.12.	provide system-generated accounting reports in connection with the Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.13.	provide such ad hoc periodic reports as agreed to by the parties;

1.14.	prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and repurchase journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) expense accruals; (10) income accruals; (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.15.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.16.	provide accounting information to the Fund’s independent registered public accounting firm for preparation of the Fund’s tax returns; and

1.17.	cooperate with and take reasonable actions in the performance of its duties under this Agreement, so that all necessary information is made available to the Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund.

2.            Accounting Services Related to Odd Lot Pricing

If, in addition to those services described under Section 1 [Performance of Accounting Services] of this Fund Accounting Addendum, the Fund or the Fund’s investment adviser informs Ultimus that the Fund holds or will hold any security in a quantity constituting an odd lot (as opposed to a round lot), Ultimus will undertake to perform such additional procedures as are determined necessary by the Board to price such security, including, if applicable, the application of a discount to the pricing obtained from any independent pricing service(s); provided, however, that any such additional procedures to be performed in connection with securities held in quantities constituting an odd lot, are clearly delineated in a written odd lot pricing methodology and procedure approved by the Board; it being further understood and agreed by the parties hereto that Ultimus shall be compensated in the form of an odd lot pricing fee for performing such additional procedures, and, notwithstanding anything in the Agreement to the contrary, including, without limitation, any duty of care or indemnification obligation that Ultimus might otherwise owe to the Fund, Ultimus will not be liable for any NAV error that may arise out of any incorrect, incomplete, or missing data provided to Ultimus by the Fund’s investment adviser or any sub-adviser to the Fund as part of any odd lot pricing procedures approved by the Board, and the Fund hereby agrees to indemnify Ultimus for and hold Ultimus harmless from any such liability.

HB Wealth Credit Opportunities Fund
Fund Accounting Addendum	Page 2 of 4

3.            Derivatives Risk Management Program Support Services

Ultimus may, at the election of the Fund, provide the Fund with the Derivatives Risk Management Program Support Services described below, in accordance with Rule 18f-4 under the Investment Company Act (“Rule 18f-4”):

a.	Manage derivatives-specific data, update security master files, and load the Fund’s portfolio composition and derivatives-specific data into Confluence software;

b.	Deliver derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to the Fund’s investment adviser (“Adviser”) and the Fund’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;

c.	Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for the Fund and make other derivatives risk management calculations as required by Rule 18f-4 (e.g., VaR calculations, weekly back-testing, and weekly stress-testing);

d.	Provide Adviser a board reporting template; and

e.	Provide the Board access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Fund’s related Derivatives Risk Management Program.

In providing the Derivatives Risk Management Program Support Services, in each instance where Ultimus has committed to provide Adviser with access to VaR reports or other derivatives related information, Adviser may, with Ultimus’ consent, elect to have Ultimus deliver the same reports and information to an Ultimus approved third party Rule 18f-4 service provider/designee; with the understanding that delivery of such information to such third party Rule 18f-4 service provider/designee may incur additional fees.

Alternatively, the Fund may elect to forego receipt of the Derivatives Risk Management Program Support Services and instead deliver (or cause to be delivered) to Ultimus derivatives data required to be reported monthly on Form N-PORT, in which case Ultimus’ services (the “18f-4/N-PORT Support Services”) will be limited to taking receipt of that derivatives data, manually loading that data into its reporting system, and reporting the required derivatives information on Form N-PORT monthly.

The Adviser has and retains primary responsibility for identifying derivative securities. Ultimus’ provision of Derivatives Risk Management Program Support Services or 18f-4/N-PORT Support Services hereunder shall not relieve the Adviser of such responsibilities, and under no circumstances will Ultimus share in those responsibilities except as expressly agreed upon in this Fund Accounting Addendum.

4.            Special Reports and Services

4.1.	Ultimus may agree (but shall be under no obligation) to provide additional special reports upon the request of the Fund or the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

4.2.	Ultimus may agree (but shall be under no obligation) to provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Signatures are located on the next page.

HB Wealth Credit Opportunities Fund
Fund Accounting Addendum	Page 3 of 4

The parties duly executed this Fund Accounting Addendum as of June 16, 2026.

	HB Wealth Credit Opportunities Fund		Ultimus Fund Solutions, LLC

By:	/s/ Indira Mahadeo	By:	/s/ Gary Tenkman
Name:	Indira Mahadeo	Name:	Gary Tenkman
Title:	Treasurer, Principal Financial Officer and Principal Accounting Officer	Title:	Chief Executive Officer

HB Wealth Credit Opportunities Fund
Fund Accounting Addendum	Page 4 of 4

Fund Accounting Fee Letter

for

HB Wealth Credit Opportunities Fund

This Fund Accounting Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to HB Wealth Credit Opportunities Fund (the “Fund”) pursuant to that certain Master Services Agreement dated June 16, 2026, and the Fund Accounting Addendum dated June 16, 2026 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.            Fees

For the Fund Accounting Services provided under the Fund Accounting Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Fund or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, which fee is included in the Fund Administration Fees, plus itemized fees as follows:

1.1.	Multi-Manager: For Multi-Manager funds, Ultimus charges a fee of $500.00 per month per manager over one.

1.2.	Reporting Modernization fee: Waived.

1.3.	Price Quotes: The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.0987
International Equity (Non Fair Value)	$0.1659
Corporate Bonds, CD's, CP's, Money Markets	$0.5940
High Yield Corporate Bonds, High Yield Municipal Bonds	$1.0160
MBS Bonds and MBS ARM's	$0.7430
Government/Agency	$0.5750
Floating Rate MTN	$0.6150
Municipal Bonds	$0.8180
International Bond	$1.3388
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs, CMOs, and CMO Other ARMs	$1.3514
CMBS	$1.7609
CRE CDO & CLO Debt	$4.6494
Options (Listed)	$0.1166
Futures (Listed)	$0.3255
Leverage Loans/Bank loans [monthly]	$18.6984
Exchange Rates - Spot and Forwards	$0.8350
International Equity (Fair Value)	$0.8680
CDS & CDX Swaps [monthly]	$73.0412
CLO Equity/HTV CDO/Trust Preferred CDO	$17.6510

HB Wealth Credit Opportunities Fund
Fund Accounting Fee Letter	Page 1 of 5

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided (other than odd lot pricing)	$100 per month for each additional 10 manual inputs
Odd Lot Pricing Fee	$500/Fund per month plus $15/odd lot security per month

1.4.	Wholly owned subsidiary fee: In cases where the Fund elects or is otherwise required to have a wholly owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], an annual fee will be charged for each such subsidiary. The amount of this annual fee will be determined by Ultimus based upon the nature of such subsidiary, including any heightened risk or compliance concerns related thereto, and the number of man hours to be expended in the performance of Fund Accounting Services related to such subsidiary, and may be subject to change over time.

1.5.	Derivatives Risk Management Program Support Services;18f-4/N-PORT Support Services: In consideration for Ultimus providing Derivatives Risk Management Program Support Services, the Fund will pay (or cause to be paid) Ultimus a quarterly fee of $2,000.00. If the Fund elects not to receive Derivatives Risk Management Program Support Services, and Ultimus provides the Fund 18f-4/N-PORT Support Services instead, the Fund will pay (or cause to be paid) Ultimus a quarterly fee of $250.00. If the Fund elects not to receive Derivatives Risk Management Program Support Services and, in connection therewith, the Fund requires Ultimus to provide or otherwise make available to it or any third party, investment holdings data, then, in addition to the 18f-4/N-PORT Support Services Fee, the Fund will pay Ultimus a quarterly fee of $500.00.

1.6.	Manual processing fee: The Fund shall pay an additional charge of $500.00 per month for portfolios that transmit trades in a non-electronic format.

1.7.	Special Reports/Programming Charge: All special reports analyses and/or programming requested by the Fund under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Fee Letter is $250.00 per hour and is subject to change.

1.8.	Event Processing Charge: Fund accounting services performed outside of the ordinary course and in connection with unique events involving the Fund, including, without limitation, mergers, acquisitions, and reorganizations, shall be subject to an additional event processing charge. The current rate as of the date of this Fee Letter is $250 per hour and is subject to change.

1.9.	The fees are computed and payable monthly, along with any reimbursable expenses. The Fund or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Fund’s or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

HB Wealth Credit Opportunities Fund
Fund Accounting Fee Letter	Page 2 of 5

2.            Monthly Per Trade and T+0 Processing Fees

The fees, as described above, allow the Fund to execute up to 1,000 portfolio trades (i.e., purchases and sales) per month without additional fees. For portfolio trades in excess of this amount, Ultimus will charge the Fund $5.00 per trade over 1,000 per month capped at $2,000 up to 6,000 per month, then $5.00 per trade over that. Trades are recorded on the day after trade date (“T+1”). For trade date (“T+0”) accounting the Fund will pay an additional $500 per month.

3.            Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Fund, or the Adviser gives written notice of termination at least 120 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.	Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Upon termination of this Fee Letter, the Fund or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

3.4.	Early Termination. Any Early Termination under the Agreement with respect to fund accounting services shall subject the Fund or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.	Deconversion. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund accounting deconversion services of not less than $15,000.

3.6.	Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund accounting liquidation services of not less than $1,500.

3.7.	Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform fund accounting services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund or the Adviser a fund accounting restructuring fee of not less than $5,000, which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

HB Wealth Credit Opportunities Fund
Fund Accounting Fee Letter	Page 3 of 5

4.            Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Fund’s behalf, including, but not limited to, the cost of obtaining secondary security market quotes and other securities data utilized by the Fund, and performance reporting (including after-tax performance reporting), and third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, the Fund’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services. The Fund will be responsible for the Fund’s normal operating expenses, including, but not limited to, federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund.

5.            Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 plus 1.5%.

6.            Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

HB Wealth Credit Opportunities Fund
Fund Accounting Fee Letter	Page 4 of 5

The parties duly executed this Fund Accounting Fee Letter dated June 16, 2026.

	HB Wealth Credit Opportunities Fund		Ultimus Fund Solutions, LLC

By:	/s/ Indira Mahadeo	By:	/s/ Gary Tenkman
Name:	Indira Mahadeo	Name:	Gary Tenkman
Title:	Treasurer, Principal Financial Officer and Principal Accounting Officer	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

iCapital Fund Advisors LLC

By:	/s/ Nicholas Veronis
Name:	Nicholas Veronis
Title:	Authorized Signor

HB Wealth Credit Opportunities Fund
Fund Accounting Fee Letter	Page 5 of 5

Fund Administration Addendum

for

HB Wealth Credit Opportunities Fund

This Fund Administration Addendum, dated June 16, 2026, is between HB Wealth Credit Opportunities Fund (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated June 16, 2026 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Ultimus shall provide the following Fund Administration Services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s organizational documents, bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1.	In performing the Services, Ultimus will act as a liaison among the Fund’s service providers, including, but not limited to its custodian, transfer agent, fund accountant and dividend disbursing agent, legal counsel, and audit firm;

2.	Upon request, assist the Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of Ultimus);

3.	Prepare and maintain the Fund’s operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate its net asset value;

4.	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis as mutually agreed;

5.	Prepare authorization for the payment of Fund expenses and pay, from Fund assets, all authorized bills of the Fund;

6.	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund's independent public accountants;

7.	Compute performance data required for inclusion in fund financial reports and disseminate such data to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes;

8.	Provide other information typically supplied in the investment company industry as mutually agreed to companies that track or report price, performance or other information with respect to investment companies;

9.	Prepare and coordinate the delivery of semi-annual and annual financial statements;

HB Wealth Credit Opportunities Fund
Fund Administration Addendum	Page 1 of 4

10.	Coordinate the Fund's audits and examinations by:

a.	assisting the Fund’s independent public accountants, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, as mutually agreed upon;

b.	providing appropriate financial schedules (as requested by the Fund’s independent public accountants or SEC examiners), as mutually agreed upon; and

c.	providing office facilities as may be required.

11.	Review the Fund's federal, state, and local tax returns as prepared and signed by the Fund's independent public accountants; and

12.	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and at the direction of the Fund’s independent public accountants and legal counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Fund, and assist the Fund, the Adviser and each sub-adviser to the Fund (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Fund, as applicable. Post-trade compliance testing will be performed in accordance with testing policies and procedures, which are reasonably designed to comport with industry standard post-trade compliance testing practices. Because such post-trade compliance testing is performed using fund accounting data and data provided by third-party sources, including, without limitation the Adviser, its accuracy is dependent upon the accuracy of such data, and the Fund agrees and acknowledges that Ultimus is not liable for the accuracy or inaccuracy of such data. The Fund further agrees and acknowledges that the post-trade compliance testing performed by Ultimus shall not relieve the Fund or the Adviser of their responsibilities with respect to fund portfolio compliance, including on a pre-trade basis, and that Ultimus shall not be held liable for any act or omission of the Fund or the Adviser with respect to fund portfolio compliance. Moreover, and notwithstanding the foregoing, Ultimus’ ability and therefor its obligation to perform post-trade compliance testing shall be wholly-dependent upon its timely receipt from third-party sources, including as applicable the Adviser, of all data necessary in Ultimus’ sole determination to properly perform such post-trade compliance testing, and, should Ultimus determine it to be necessary, the Adviser shall be required to arrange for Ultimus to have secure look-through access to private fund holdings.

13.	Provide individuals reasonably acceptable to the Board to serve as officers of the Fund, including, without limitation, individuals to serve as assistant treasurer and secretary, who will be responsible for the management of certain of the Fund’s affairs as determined and under supervision by the Board; depending on the nature and scope of any such officer appointment, Ultimus may be entitled to an additional fee (as set forth in the Fund Administration Fee Letter).

State Registration/Blue Sky Administration Services

1.	Facilitate, register, or prepare applicable notice or other filings as directed by the Fund’s investment adviser with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Fund shall be paid by the Fund.

Regulatory/Legal Administration Services

1.	In consultation with legal counsel to the Fund, the investment adviser, officers of the Fund and other relevant parties, collect, prepare and disseminate digital materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and Ultimus from time to time;

HB Wealth Credit Opportunities Fund
Fund Administration Addendum	Page 2 of 4

attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board. As agreed upon by the Fund and Ultimus from time to time, Ultimus may provide the services described in this paragraph 1 in connection with a total of four (4) Board meetings each year (one Board meeting each quarter), with any such work for additional Board meetings being performed at Ultimus’ then current hourly rate for such Board meeting and preparatory services. The current rate as of the date of this Fund Administration Addendum for such Board meeting and preparatory services is $250.00 per hour and is subject to change.

2.	In consultation with legal counsel for the Fund, facilitate the EDGARIZATION and filing of the Fund’s Registration Statement on Form N-2 and amendments thereto; provided that the Fund’s legal counsel will be responsible for drafting the Fund’s Registration Statement and any pre- and post-effective amendments thereto (including the annual update to the Registration Statement);

3.	In consultation with legal counsel for the Fund, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

a.	periodic reports to the Board, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;

b.	notices pursuant to Rule 24f-2 (as applicable); and

c.	reports to the SEC on Forms N-CEN, N-CSR, N-PORT, N-23c-3, Schedule TO, and N-PX (as applicable).

Special Reports and Services (Optional)

1.	Ultimus may provide additional special reports upon the request of the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

2.	Ultimus may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, such as assistance with information statements, Proxy Statements or Form N-14, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not provide legal representation to the Fund, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Fund acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Fund to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Fund, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Signatures are located on the next page.

HB Wealth Credit Opportunities Fund
Fund Administration Addendum	Page 3 of 4

The parties duly executed this Fund Administration Addendum as of June 16, 2026.

	HB Wealth Credit Opportunities Fund		Ultimus Fund Solutions, LLC

By:	/s/ Indira Mahadeo	By:	/s/ Gary Tenkman
Name:	Indira Mahadeo	Name:	Gary Tenkman
Title:	Treasurer, Principal Financial Officer and Principal Accounting Officer	Title:	Chief Executive Officer

HB Wealth Credit Opportunities Fund
Fund Administration Addendum	Page 4 of 4

Fund Administration Fee Letter

for

HB Wealth Credit Opportunities Fund

This Fund Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to HB Wealth Credit Opportunities Fund (the “Fund”) pursuant to that certain Master Services Agreement dated June 16, 2026, and the Fund Administration Addendum dated June 16, 2026 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.            Fees

1.1.	For the Fund Administration Services provided under the Fund Administration Addendum (exclusive of any optional services), Ultimus shall be entitled to receive a fee and reimbursable expenses from the Fund or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed as follows:

5.0 basis points (0.05%) on the net assets of the Fund.

1.2.	Implementation Fee. Waived.

1.3.	Tax Provisioning/ASC 740 Compliance fee. Ultimus has agreed to waive its standard Tax Provisioning/ASC 740 Compliance Fee (normally $750.00 per calendar quarter), however additional fees relating to tax provisioning or tax compliance may arise relative to certain strategies or approaches taken by the adviser with respect to portfolio management. The following are examples of fees that may be charged:

- Schedule K-1 fee – for Funds with investments requiring additional processing, including, without limitation, Funds with more than 10 Schedule K-1s or tiered partnerships or private partnerships whereby additional Schedule K-1s are received, each additional K-1 over 10 will be charged at $100 per K-1 received. For tiered partnerships and private partnerships, each K-1 over 10 will be charged a fee of $250 per partnership K-1 received.

- Fee for separate tax year from fiscal year – in cases where the Fund elects or is otherwise required to have a tax reporting year-end that is different from its fiscal year-end, an additional $2,000 per year may be charged.

- Wholly-owned subsidiary fee – in cases where the Fund elects or is otherwise required to have a wholly-owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], an additional fee of $1,000 per year may be charged.

- Trust Preferred Securities [“TRUPS”] fee – in cases where the Fund holds TRUPS and transactions in total are more than 500 tax lots, an additional fee of $1,000 per year may be charged. If between 501-2,500 tax lots, an additional fee of $2,000 per year may be charged. Transactions over 2,500 tax lots may be charged an additional fee of $5,000 per year.

- QCCO and Tax Straddle fee – in cases where the Fund wittingly or unwittingly engages in QCCO or tax straddle transactions, an additional fee of $2,000 per year may be charged. Note: for Funds with significant volume in such transactions an outsourced solution may be preferable and there will be no fee paid to Ultimus, but rather an expense will be incurred for an unaffiliated servicer.

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Fund Administration Fee Letter	Page 1 of 5

- Equalization service fee – in cases where the Fund elects to utilize a tax equalization strategy, an additional fee of $500-$1,000 per year may be charged.

- Distribution estimates fee – in cases where an advisor requests more than 2 estimates in a distribution period [“period” defined as year-end for excise or fiscal purposes], an additional fee of $250-$500 per estimate over 2 may be charged.

- Tax diversification testing fee – in cases where the Fund invests in certain investments such as Funds of Funds structures whereby private Funds are held and the look through and aggregation of underlying holdings needs to be completed manually to complete post-trade compliance testing, an additional fee of $500 per month may be charged [for up to 10 underlying Fund look-throughs]. Additionally, in the event Ultimus does not receive all data necessary, in Ultimus’ sole determination, to properly perform post-trade compliance testing in a timely manner, including, without limitation, situations in which the Adviser or other third-party responsible for providing Ultimus with such data delivers that data late or the data that is delivered is incomplete or erroneous, and such delay in receiving data causes Ultimus to expend time and resources outside the ordinary course, Ultimus will charge for the time expended outside the ordinary course at its then current hourly rate. The current hourly rate as of the date of this Fee Letter is $250 per hour and is subject to change.

Should it become necessary, due to an extraordinary level of complexity driven by fund architecture, holdings or other requirements, for Ultimus to enlist the services of any third-party tax expert/consultant in connection with any of the tax provisioning work to be performed hereunder, Ultimus will do so on terms and scope mutually agreeable to Ultimus, the Funds, and the Adviser, and the Funds or the Adviser will be responsible for and hereby agree to pay the expense associated with such third-party tax expert/consulting services.

1.4.	Special Reports/Programming Charge. All special reports analyses and/or programming requested by the Fund under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Fee Letter is $250.00 per hour and is subject to change.

1.5.	Event Processing Charge. Fund administration services performed outside of the ordinary course and in connection with unique events involving the Fund, including, without limitation, mergers, acquisitions, and reorganizations, shall be subject to an additional event processing charge. The current rate as of the date of this Fee Letter is $250 per hour and is subject to change.

1.6.	Meeting Attendance fee. The Fund shall pay $250 per fair valuation committee meeting attended by any Ultimus personnel.

1.7.	The fees are computed and payable monthly, along with any reimbursable expenses. The Fund or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Fund’s or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

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Fund Administration Fee Letter	Page 2 of 5

2.	State Registration/Blue Sky Administration Fees

The Fund shall pay its allocated federal and state regulatory filing fees. In addition, the Fund shall pay Ultimus the following fees per state registration:

Initial registration and any registration renewal	$150.00
Sales reports (if required)	$25.00

3.	Regulatory/Legal Administration

Greater of $25,000 or 1.0 basis point (0.01%) on the net assets of the Fund.

4.	Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus for certain reimbursable expenses incurred on the Fund’s behalf, including, but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Fund or the Adviser. The Fund will be responsible for the Fund’s normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund.

5.	TermInitial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 5.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

5.2	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Fund, or the Adviser gives written notice of termination at least 120 days prior to the end of the Initial Term or the then-current Renewal Term.

5.3	Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Upon termination of this Fee Letter, the Fund or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

5.4	Early Termination. Any Early Termination under the Agreement with respect to fund administration services shall subject the Fund or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

5.5	Deconversion. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund administration deconversion services of not less than $15,000.

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Fund Administration Fee Letter	Page 3 of 5

5.6	Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund administration liquidation services of not less than $1,500.

5.7	Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform fund administration services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund or the Adviser a fund administration restructuring fee of not less than $5,000, which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

6.            Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)2 plus 1.5%.

7.            Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

2 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

HB Wealth Credit Opportunities Fund
Fund Administration Fee Letter	Page 4 of 5

The parties duly executed this Fund Administration Fee Letter dated June 16, 2026.

	HB Wealth Credit Opportunities Fund		Ultimus Fund Solutions, LLC

By:	/s/ Indira Mahadeo	By:	/s/ Gary Tenkman
Name:	Indira Mahadeo	Name:	Gary Tenkman
Title:	Treasurer, Principal Financial Officer and Principal Accounting Officer	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

iCapital Fund Advisors LLC

By:	/s/ Nicholas Veronis
Name:	Nicholas Veronis
Title:	Authorized Signor

HB Wealth Credit Opportunities Fund
Fund Administration Fee Letter	Page 5 of 5

Transfer Agent and Shareholder Services Addendum

for

HB Wealth Credit Opportunities Fund

This Transfer Agent and Shareholder Services Addendum, dated June 16, 2026, is between HB Wealth Credit Opportunities Fund (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated June 16, 2026 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Transfer Agent and Shareholder Services

1.            Shareholder Transactions

Ultimus shall provide the Fund with shareholder transaction services, including:

1.1.	process shareholder purchase, redemption, repurchase, exchange, and transfer orders in accordance with conditions set forth in the Fund’s prospectus applying all applicable redemption, repurchase or other miscellaneous fees;

1.2.	set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.	act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.	record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

HB Wealth Credit Opportunities Fund
Transfer Agent and Shareholder Services Addendum	Page 1 of 6

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases.

2.            Shareholder Information Services

Ultimus shall provide the Fund with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.            Compliance Reporting

3.1.	AML Reporting. Ultimus agrees to provide anti-money laundering services to the Fund’s direct shareholders domiciled in the United States and to operate the Fund’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Board and with applicable law and regulations.

3.2.	Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Fund’s auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.	IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

HB Wealth Credit Opportunities Fund
Transfer Agent and Shareholder Services Addendum	Page 2 of 6

 4.            Dealer/Load Processing

For each of the Fund’s share classes that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a letter of intent;

4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

4.5.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.            Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in the Fund;

5.2.	as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

6.            Fund Account Maintenance; Cash Deposits

To accommodate any cash balances maintained by the Fund, Ultimus will open and maintain one or more noncustodial, operating bank accounts in Ultimus’ name for the benefit of the Fund, and any interest income earned thereon shall be retained by Ultimus as a separate fee for its account maintenance services.

7.            uTRANSACT Web Services

7.1.	Provide and maintain an internet portal for shareholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Fund.

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Transfer Agent and Shareholder Services Addendum	Page 3 of 6

8.            PLAID

8.1.	Provide online bank account verification services using third-party PLAID technology.

9.            Intermediary Invoice Payment Services

9.1.	Ultimus will be responsible for receipt and allocation of all intermediary invoices that require monthly or quarterly payment whereby there will be fees attributable to the Fund, a related distribution and services fee (12b-1), sub-TA or any other fee associated with the Fund along with amounts owed by the Fund’s investment adviser. All invoices determined to be for express purpose of financing sponsorship or preferred engagements will be the responsibility of the Fund’s investment adviser. For all subject intermediaries, Ultimus will provide payment advice within thirty (30) days of receipt illustrating proper allocation as determined by the Fund’s investment adviser and the intermediary agreement associated with the invoice.

10.          Other Services

10.1.	Ultimus shall perform other services for the Fund that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all reimbursable expenses incurred by Ultimus; provided, however that the Fund may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Fund; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

11.          National Securities Clearing Corporation Processing

Ultimus will:

11.1.	process accounts through Networking and the purchase, redemption, repurchase, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

11.2.	issue instructions to the Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

11.3.	provide account and transaction information from the affected Fund’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

11.4.	maintain shareholder accounts through Networking.

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Transfer Agent and Shareholder Services Addendum	Page 4 of 6

 12.            Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

13.            Digital Signature Authorization and Indemnification

The Fund authorizes Ultimus, in its capacity as transfer agent, to accept digital signatures in lieu of original handwritten signatures on account opening documentation and any other documents requiring a signature in connection with transfer agency services. Such authorization shall remain in effect until revoked in writing.

As a condition of Ultimus accepting any digital signature, each such signature must be accompanied by a valid digital signature security certificate and a complete audit history evidencing the authenticity and integrity of the signature.

The Fund agrees to indemnify, defend, and hold harmless Ultimus and its affiliates, officers, directors, managers, employees, and agents from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to Ultimus’ reliance on any digital signature accepted pursuant to this authorization, including but not limited to any claim that such signature was unauthorized, forged, altered, or otherwise invalid.

Signatures are located on the next page.

HB Wealth Credit Opportunities Fund
Transfer Agent and Shareholder Services Addendum	Page 5 of 6

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of June 16, 2026.

	HB Wealth Credit Opportunities Fund		Ultimus Fund Solutions, LLC

By:	/s/ Indira Mahadeo	By:	/s/ Gary Tenkman
Name:	Indira Mahadeo	Name:	Gary Tenkman
Title:	Treasurer, Principal Financial Officer and Principal Accounting Officer	Title:	Chief Executive Officer

HB Wealth Credit Opportunities Fund
Transfer Agent and Shareholder Services Addendum	Page 6 of 6

Transfer Agent and Shareholder Services Fee Letter

for

HB Wealth Credit Opportunities Fund

This Transfer Agent and Shareholder Services Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to HB Wealth Credit Opportunities Fund (the “Fund”) pursuant to that certain Master Services Agreement dated June 16, 2026, and the Transfer Agent and Shareholder Services Addendum dated June 16, 2026 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.            Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Fund or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed as follows:

Annual fee*	Greater of $30.00 per open account or 1.0 basis point (0.01%) on the net assets of the Fund
Annual fee for open direct foreign shareholder accounts**	$100 per open account
PowerAgent License Fee (annually)	$7,200 per user license
CUSIP Setup Fee	$3,000 per CUSIP

☒ uTRANSACT Fees (web portal) (check applicable fees)
Small Fund (Management company with less than 1,000 total accounts)
☒ One-time implementation fee	$12,000
☒ Ongoing annual fee	$18,000 annual base fee
☒ Overall Activity Fee***	$0.50 per authentication
Asset Allocation Modeling
☐ One-time implementation fee	$5,000
☐ Ongoing annual fee	$12,000

Large Fund (Management company with 1,000 total accounts or greater)
☐ One-time implementation fee	$20,000
☐ Ongoing annual fee	$30,000 annual base fee
☐ Overall Activity Fee***	$0.50 per authentication
Asset Allocation Modeling
☐ One-time implementation fee	$5,000
☐ Ongoing annual fee	$12,000

FP Only, View Only
☐ One-time implementation fee	$1,000
☐ Ongoing annual fee	$5,000 annual base fee

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☐ PLAID Fees (instant bank verification) (check applicable fees)
Small Fund (Management company with less than 1,000 total accounts)
☐ One-time setup fee	$2,000
☐ Ongoing annual fee	$2,500
Large Fund (Management company with 1,000 total accounts or greater)
☐ One-time setup fee	$4,000
☐ Ongoing annual fee	$3,000

Telecomm Infrastructure Fee (toll free line, usage and FCC fees, security texts)	$400 per month

Web Configuration (e.g., campaign updates, marketing changes, etc.)	$200 per hour

AML Reporting Fee (billed prorated monthly)	$3,600 annually per fund group
Foreign AML Compliance Support Fee (billed prorated monthly)	$24,000 annually per fund group

☐ Regulatory Emailing Campaigns Fee (check if applicable)	$495 per campaign

Real Time Cash (check applicable fees)
☐ Monthly fee per CUSIP	$200 per month

☐ API Connectivity Fee (check applicable fees)
☐ Implementation fee	$200 per hour
☐ Ongoing maintenance fee (monthly)	$2,500 per month

Ad Hoc Services and Fees
Vision Feeds (check applicable fees)
☐ Initial Setup	$500
☐ Ongoing maintenance fee (monthly)	$150 per month

File Feeds (ex. Omni/SERV, Sales and Reporting, etc.)
Initial Setup	$500 per file
Ongoing maintenance fee (monthly)	$150 per month per file

DTCC AIP Service Fees	$600 per month

Event Processing (mergers, liquidations, name change, CUSIP change, etc.)	$250 per hour
Fund Liquidations	$1,500 per event
Periodic Fee Jobs (Green Fee, Low Balance, etc.)	$250 per hour
Ad Hoc Report Requests****	$165 per report

Service and Transaction Fees
New Account Opening	$2.50 per account
Call/Chat Fee	$2.50 per minute

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Manual Transaction Fee	$1.00 per manual transaction

Dealer Loss Reclaims	$200 per month
Capital Calls/Tender Processing	$750 per tender offer notification and processing event

Shareholder Activity Fees****
Annual IRA Custodial Fee	$25.00
Removal of excess contribution or Roth conversion/re- characterization	$25.00
Outbound Wire	$15.00
Returned ACH/Bounced Check	$25.00
IRA Withdrawal Fee (transfer or redemption)	$25.00
Overnight Delivery	$35.00
Statement Retrieval Fee	$25.00

*Annual fee to be charged through tax reporting season the year following account liquidation.

**Open account fee to be charged through tax reporting season the year following account liquidation.

***An authentication is generally required at initial login for each unique device and when making updates to security options.

****Highly complex report development is subject to hourly programming fees.

*****Fee may be passed through to shareholders of the Fund(s).

1.2.	Special Reports/Programming Fees: All special reports analyses and/or programming requested by the Fund under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Agreement is $250.00 per hour and is subject to change.

1.3.	MFPS I/MFPS II Fees

One-time Fees: $500 per no-load fund family; $1,000 per load fund family (MFPS II only)

Ongoing (Monthly) Fees:

MFPS I (only): $325 per month (paid to NSCC)

MFPS II (includes MFPS I):

No. of CUSIPS	Paid to Ultimus	Paid to NSCC*	Total
0-5	$75	$250	$325
6-10	$100	$250	$350
11-20	$200	$250	$450
21-25	$250	$250	$500
26-35	$350	$1,250	$1,600
36-50	$450	$1,250	$1,700
51+	$550	$1,250	$1,800

*Prices reflect current NSCC pricing and are subject to change.

The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

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1.4.	☐ MARS Rule 22c-2 Compliance Management Fees (check if applicable)

Average Trades Per Month	Additional Monthly Data Cleaning Fee In Addition To The Base Fee
TBD	TBD

1.5.	☐ SalesFocus Solutions/MARS Fees (check if applicable)

The Adviser will be obligated to pay the following SalesFocus Solutions/MARS-related fees.

Average Trades Per Month	Additional Monthly Data Cleaning Fee In Addition To The Base Fee
TBD	TBD

1.6.	The Fund or the Adviser agree to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Fund’s or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

All services listed above with a check box that are used by the Fund will be billed by Ultimus in accordance with the listed fees, even if not checked.

2.	Intermediary Invoice Payment Services. For facilitating allocations, payments and reporting requirements under intermediary engagements, Ultimus will assess an annual fee based on the number of intermediary engagements associated with the fund family:

Number of Intermediary Engagements	Annual Fee
1 - 3	$2,000
4 - 10	$4,000
11 - 15	$7,000
16 - 30	$10,000
31 - 45	$12,500
46+	Negotiated

3.	Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Fund’s behalf, including, but not limited to, postage, confirmations, statement and confirmation development, shareholder applications and forms, printing, telephone lines, Internet access fees, bank service charges, stationery, envelopes, check printing and writing, AML verification, record retention, lost shareholder search, VRU maintenance and development, Fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Fund or the Adviser agrees to reimburse Ultimus for expenses incurred by Ultimus in the production and dissemination of trade confirmations, account statements, and tax forms.

HB Wealth Credit Opportunities Fund Transfer Agent and Shareholder Services Fee Letter	Page 4 of 7

4.            Term

4.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 4.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

4.2.	Renewal Terms. After the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Fund, or the Adviser gives written notice of termination at least 120 days prior to the end of the Initial Term or the then-current Renewal Term.

4.3.	Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Upon termination of this Fee Letter, the Fund or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

4.4.	Early Termination. Any Early Termination under the Agreement with respect to transfer agency services shall subject the Fund or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

4.5.	Deconversion. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for transfer agency deconversion services of not less than $20,000.

4.6.	Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for transfer agency liquidation services of not less than $1,500.

4.7.	Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform transfer agency services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund or the Adviser a transfer agency restructuring fee of not less than $10,000, which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

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5.            Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)3 plus 1.5%.

6.            Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

3 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

HB Wealth Credit Opportunities Fund Transfer Agent and Shareholder Services Fee Letter	Page 6 of 7

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated June 16, 2026.

	HB Wealth Credit Opportunities Fund		Ultimus Fund Solutions, LLC

By:	/s/ Indira Mahadeo	By:	/s/ Gary Tenkman
Name:	Indira Mahadeo	Name:	Gary Tenkman
Title:	Treasurer, Principal Financial Officer and Principal Accounting Officer	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

iCapital Fund Advisors LLC

By:	/s/ Nicholas Veronis
Name:	Nicholas Veronis
Title:	Authorized Signor

HB Wealth Credit Opportunities Fund Transfer Agent and Shareholder Services Fee Letter	Page 7 of 7